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                                                                     EXHIBIT 5.1


                        OPINION OF DAVIS POLK & WARDWELL


                               December 19, 2000

Re:      Amendment No. 1 to Registration Statement on Form S-8


NETIQ Corporation
3553 North First Street
San Jose, CA 95134

Ladies and Gentlemen:


         We have examined Amendment No. 1 to the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on December 19, 2000 (as such may thereafter be amended or supplemented, the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 5,791,668 shares of your Common Stock, $0.001 par value (the "Shares"), of which 4,541,668 shares are reserved for future issuance under the Amended and Restated 1995 Stock Plan and 1,250,000 shares are reserved for future issuance under the Company's 1999 Employee Stock Purchase Plan. As your legal counsel, we have examined the proceedings taken, and are familiar with the proceedings proposed to be taken, by you in connection with the sale and issuance of the Shares.

         It is our opinion that, upon completion of the proceedings being taken or contemplated by us, as your counsel, to be taken prior to the issuance of the Shares, the Shares, when issued and sold in the manner described in the Registration Statement and in accordance with the resolutions adopted by the Board of Directors of the Company, will be legally and validly issued, fully paid and nonassessable.

         We consent to the use of this opinion as exhibit 5.1 to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement.

                                               Very truly yours,

                                               /s/ DAVIS POLK & WARDWELL